News Release

For Immediate Release	For Further Information Contact:
July 3, 2007	George Lancaster, Hines (713) 966-7676 george_lancaster@hines.com

HINES ACQUIRES CARILLON IN CHARLOTTE, NC

Holdings in Firm’s U.S. Core Office Fund Reach 23 Properties

(ATLANTA, GA) — The Atlanta office of Hines, the international real estate firm, announced today that a subsidiary of Hines-Sumisei U.S. Core Office Fund, L.P. (Core Fund) has acquired the Carillon building in Charlotte, NC, from an undisclosed seller. The Core Fund is an investment vehicle organized by Hines and Sumitomo Life Realty (N.Y.), Inc. to acquire a geographically diverse portfolio of core office buildings in the U.S. Hines represented the Core Fund in the transaction, and Hines will assume management and leasing responsibilities at the property.

Carillon is a 25-story, Class A office tower located along West Trade Street, one block from the main intersection of Trade and Tryon Streets, in the downtown submarket of Charlotte, NC. Carillon contains approximately 469,000 rentable square feet and was completed in 1989. The building is currently 99 percent leased to a strong tenant roster which includes: Cadwalader Wickersham & Taft; Deloitte & Touche; Crosland, Barry, Evans Joseph & Snipes; the US Attorneys Office; LS3P Associates; and IBM.

“The acquisition of Carillon quickly expands Hines’ presence in one of the strongest office submarkets in the Southeast, following our recent acquisition of the 625,000-square-foot Charlotte Plaza,” said Hines Vice President Kurt Hartman. “The combination of these two acquisitions will allow us to offer the market greater choices for their office requirements. Hines is excited to be expanding in Charlotte and looks forward to future opportunities.”

“We are very pleased to be able to expand our presence in a growing and dynamic market such as Charlotte,” said Charles Hazen, president of the Core Fund.

Including this acquisition, the Core Fund owns interests in a portfolio of 23 office properties throughout the U.S. consisting of approximately 12.4 million square feet of rentable area.

Hines is a privately owned real estate firm involved in real estate investment, development and property management worldwide. The Hines portfolio of projects underway, completed, acquired and managed for third parties includes more than 950 properties representing approximately 380 million square feet of office, residential, mixed-use, industrial, hotel, medical, retail and sports facilities, as well as large, master-planned communities and land developments. With offices in 67 U.S. cities and 15 foreign countries, and controlled assets valued at approximately $16 billion, Hines is one of the largest real estate organizations in the world. Visit www.hines.com for more information.